Exhibit 10.1

February 28, 2022

Jason Meyenburg

Re:	Separation Agreement and Release

Dear Jason:

As discussed, this letter confirms the terms of your separation from employment at Gemini Therapeutics, Inc. (the “Company”).1 As we agreed, your employment will end on February 28, 2022 (the “Separation Date”). Consistent with the terms of your Employment Agreement with the Company, dated January 21, 2021 (the “Employment Agreement”), you shall be deemed to have resigned from all officer and director positions that you hold with the Company upon the Separation Date, including as a member of the Board of Directors of the Company (the “Board”). Furthermore, in accordance with your Employment Agreement, the Company will provide you with certain Severance Benefits (as defined below) following the end of your employment if you enter into, do not revoke, and comply with the terms and conditions of this letter agreement (this “Agreement”).

In the interest of clarity, the following terms and conditions apply in connection with the end of your employment and regardless of whether you enter into the Agreement:

•	The Company will pay your salary and any accrued but unused vacation days to which you are entitled through the Separation Date.

•

The Company acknowledges that with respect to your eligibility under the Company’s annual cash incentive bonus plan for calendar year 2021 and pursuant to Section 2(b) of the Employment Agreement, you are entitled to a bonus payment in the amount of $193,125 for calendar year 2021, which amount shall be paid in a lump sum no later than March 15, 2022.

•	The Company will make an employer contribution to your Healthcare Savings Account in the amount of $2,000 no later than February 28, 2022.

•

You will be able to continue group healthcare insurance coverage after the Separation Date under the law known as “COBRA,” subject to eligibility requirements. Any COBRA continuation will be at your own cost, except as otherwise set forth herein if this Agreement becomes effective.

•

Your eligibility to participate in any other employee benefit plans and programs of the Company will cease on or after the Separation Date in accordance with applicable benefit plan or program terms and practices.

•

The Company will reimburse you for any outstanding, reasonable business expenses you have incurred on the Company’s behalf through the Separation Date in accordance with the Company’s expense reimbursement policy, after the Company’s timely receipt of appropriate documentation pursuant to such policy.

[1]

Except for the obligations set forth through the end of Section 2 hereof, which shall be the sole obligation of Gemini Therapeutics, whenever the term “the Company” is used in this Agreement, it shall be deemed to include Gemini Therapeutics, Inc., Gemini Therapeutics Sub, Inc., and any other related companies (including, without limitation, any divisions, affiliates, parents and subsidiaries of any of Gemini Therapeutics), and its and their respective officers, directors, employees, agents, successors and assigns.

•

You will cease vesting in all of your stock options and other stock-based awards subject to vesting (the “Equity Awards”) as of your Separation Date in accordance with the terms of the Equity Documents (as defined below), and you may exercise any vested portion of your options in accordance with the time limits and subject to the terms of the applicable Equity Award agreement and equity plan (the “Equity Documents”) unless otherwise set forth herein if this Agreement becomes effective. Please contact the Chief Financial Officer with any questions regarding your options.

•

In accordance with Section 15 of the Employment Agreement, your obligations set forth in Sections 8 and 9 in the Employment Agreement will continue after the Separation Date, except as otherwise set forth herein if this Agreement becomes effective.

•

In accordance with Section 30 of the Employment Agreement, your obligations with respect to confidentiality and assignment of inventions, as set forth in the agreement you signed when your employment began relating to such matters (the “Original Confidentiality Agreement”), will continue after the Separation Date.

In addition to the above-described terms, you will be eligible to receive the Severance Benefits described in Section 2, provided you enter into, do not revoke, and comply with this Agreement, including, but not limited to, signing and not revoking the Certificate Updating Release of Claims, attached hereto as Exhibit A (the “Updated Release”).

The remainder of this letter proposes the Agreement between you and the Company. With those understandings, you and the Company agree as follows:

1. Conditions. To receive the benefits described in this Agreement, you must (i) enter into, not revoke, and comply with this Agreement, (ii) between now and the Separation Date, work with the Company to ensure the professional transition and wind down of your duties; and (iii) sign and not revoke the Updated Release within seven (7) days of the end of the Advisory Termination Date (as defined below) (the “Conditions”).

2. Severance Benefits. If you satisfy the Conditions, then the Company will provide you with the following “Severance Benefits” following the Separation Date:

(a) Severance Pay. The Company will pay you an amount equal to twelve (12) months of your current base salary, less standard payroll deductions and withholdings.

(b) Health Benefits Continuation. If you timely and properly elect to receive benefits under COBRA, then the Company will pay all required premiums on a monthly basis for the same level of group healthcare coverage as in effect for you on the Separation Date until the earliest of the following: (i) the twelve (12)-month anniversary of the Separation Date; (ii) your eligibility for group healthcare coverage through other employment; or (iii) the cessation of your continuation rights under COBRA (the “Health Benefits Continuation Period”); provided, however, if the Company determines it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company will convert such payments to payroll payments directly to you for the time period specified above. Such payments shall be subject to tax- related deductions and withholdings and paid on the Company’s regular payroll dates. You agree to notify the Company promptly if you become eligible for group healthcare coverage through another employer. You may continue COBRA coverage after the end of the Health Benefits Continuation Period at your own expense for the remainder of the COBRA continuation period, subject to continued eligibility.

(c) Pro-Rated 2022 Bonus. The Company will pay you a pro rata portion of the Target Bonus (as defined in the Employment Agreement) you earned for the current calendar year, measured from the first day of such calendar year through the Separation Date, in the total amount of $41,623.29.

(d) Continued Vesting and Extended Exercise Period. Subject to the approval of the Board, (a) your Equity Awards shall continue to vest until the later of your Separation Date or the end of your Service Relationship (as defined in the Company’s 2021 Stock Option and Incentive Plan or the Company’s 2017 Stock Option and Grant Plan, as applicable) (such date, the “Vesting Termination Date”) and (b) the Company shall extend the exercise period with respect to your vested stock options until the earlier of (i) the original ten (10)-year expiration date for such vested stock options as provided in the applicable Equity Documents, or (ii) 180 days after the Advisory Termination Date.

(e) Advisory Agreement. The Company will enter into the Advisory Agreement attached hereto as Exhibit B with you (the “Advisory Agreement”), which will become effective on the Separation Date such that there is no break in your Service Relationship with the Company for purposes of continued vesting in the Equity Awards. The date on which the Advisory Agreement is terminated for any reason shall be referred to herein as the “Advisory Termination Date”. The Advisory Termination Date shall be no later than December 31, 2022.

(f) The amounts payable under Sections 2(a) and 2(c) above shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within thirty (30) days after the Effective Date (as defined below); provided, however, that if there are any amounts still due to you under Sections 2(a) and 2(c) as of the Advisory Termination Date (such amounts, the “Remaining Severance Pay”), and provided that you satisfy the Conditions, the Remaining Severance Pay shall be paid to you in a lump sum within thirty (30) days after the effective date of the Updated Release and in no event later than March 15, 2023.

3. Restrictive Covenants. You and the Company acknowledge and agree that the non-solicitation and non-competition restrictions in Section 8(h) of the Employment Agreement shall not apply, and that you are not entitled to any Garden Leave Pay pursuant to the terms of Section 8(h)(iii) of the Employment Agreement. However, you agree that in connection with your separation from employment and in order to protect the Company’s Proprietary Information (as defined in the Employment Agreement), goodwill, and other legitimate business interests, for a period of: (i) one (1) year following the end of the Advisory Termination Date, or (ii) two (2) years following the Advisory Termination Date if you breach your fiduciary duty to the Company or if you have unlawfully taken, physically or electronically, property belonging to the Company (in either case the “Restricted Period”):

(a) Non-Competition. You shall not, directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, anywhere in the world, engage or otherwise participate in any business that develops, manufactures or markets any products, or performs any services, that are competitive with the products or services of the Company, including, without limitation, any products or services that the Company or its affiliates, has under development or were the subject of active planning at any time during your employment, or any business engaged in the research, manufacturing, development or marketing of a recombinant Complement Factor H therapeutic and the performance of any services related to the foregoing (a “Competing Business”). You acknowledge this covenant is necessary because the Company’s legitimate business interests cannot be adequately protected solely by the other covenants in this Agreement or the Employment Agreement.

(b) Non-Solicitation of Customers, Prospects, or Suppliers. You shall not, directly or indirectly, in any manner, solicit or transact any business with any of the customers or customer prospects of the Company or any of its suppliers. For purposes of this Agreement, (x) business shall include any business that researches, develops, manufactures, markets, sells or distributes a product or service that competes with a product or service of the Company, (y) customers shall include then current customers to which the Company provided products or services during the 12 months before the Advisory Termination Date (the “One Year Lookback”) and customer prospects shall include customer prospects the Company solicited during the One Year Lookback and with which you had significant contact or about which you learned confidential information in the course of your employment, and (z) suppliers shall include then current suppliers and suppliers that provided services to or in connection with the Company during the One Year Lookback.

(c) Non-Solicitation of Employees. You shall not, directly or indirectly, in any manner, solicit, entice or attempt to persuade any employee of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is then employed by the Company.

(d) Non-Solicitation of Consultants. You shall not, directly or indirectly, in any manner, solicit, entice or attempt to persuade any consultant of the Company to leave the Company in order to work for or otherwise engage with a Competing Business or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is then engaged by the Company to engage with or otherwise participate in a Competing Business.

You agree that in the event you breach any of the restrictions under this Section 3, the remedies set forth in Section 12 of the Employment Agreement shall be available to the Company.

4. Return of Property. You acknowledge and agree you are required to return all Company property in your possession to the Company including, without limitation, Company-owned laptop, monitors, and docking station. Accordingly, by signing below, you acknowledge and agree you will comply with Section 8(f) of the Employment Agreement by returning to the Company on or before the Advisory Termination Date (or sooner if requested by the Company) all Company property, including, without limitation, all files, reports, documents, laptops or other materials containing or pertaining to Proprietary Information (as defined in the Employment Agreement) and to your work. After returning all of the foregoing, you commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property after the Advisory Termination Date. In the event you discover that you continue to retain any such information or property, you shall return it to the Company immediately.

5. Non-Disparagement. Subject to Sections 8 and 10 of this Agreement, you agree to take no action or make any statements, written or oral, that are disparaging about or adverse to the business interests of the Company or its employees, directors, officers, agents, products, or services, and the Company agrees to instruct the members of the Board and the executive leadership team to take no action or make any statements, written or oral, that are disparaging about or adverse to your professional reputation. This non-disparagement obligation shall not apply to truthful testimony in a legal proceeding.

6. Communications. You will not communicate about your departure with anyone until after the Board has made a public written announcement about your departure (the “Company Announcement”); provided that you may communicate with your tax advisors, attorneys and spouse about your departure before the Company Announcement, provided further that you first advise such persons not to reveal information about your departure and each such person agrees. The Company agrees that, unless otherwise required by applicable law or regulation as determined by the Company in its reasonable good faith discretion, the Company shall give you an opportunity to review the Company Announcement prior to its publication. Once the Company has made the Company Announcement, you agree to limit any communications regarding your departure to statements consistent with the Company Announcement.

7. Release of Claims. In consideration for, among other terms, the opportunity to receive the Severance Benefits, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by the Company and the end of your employment with the Company;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

•

of retaliation or discrimination under federal, state, or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964; and the Massachusetts Fair Employment Practices Act);

•

under the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Labor and Industries Act, the Massachusetts Payment of Wages Act, the Massachusetts Privacy Act, the Massachusetts Parental Leave Act, the Massachusetts Domestic Violence Leave Act, the Massachusetts Sick Leave Act, and the Massachusetts Paid Family and Medical Leave Act;

•	under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act);

•

for wages, bonuses, incentive compensation, stock, stock options, vacation pay, or any other compensation or benefits, either under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, §§ 148-150C, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

You agree and acknowledge you are waiving and releasing any claims for unpaid wages of any type you may have against the Company under the Massachusetts Payment of Wages Act, M.G.L. c. 149, § 148 et seq.

Notwithstanding the foregoing or any other provision of this Agreement: (i) you are not releasing the Company from any obligation expressly set forth in this Agreement; (ii) your right to file a claim with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board, or similar state agencies is expressly preserved, provided, however, if you file such a claim, you waive the right to recover monetary damages and any other relief personal to you in connection with such claim; (iii) you are not waiving claims that cannot be waived by law, such as claims for workers’ compensation or unemployment benefits; (iv) you retain rights to any vested benefits, such as vested equity or pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents; (v) you retain the right to participate in any investigation by any government agency charged with enforcement of any law; (vi) you are not waiving or releasing claims arising solely after the execution of this Agreement; (vii) you are not waiving or releasing non-termination related claims under the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.), as amended; and (viii) you are not waiving or releasing any rights and/or claims you may have under COBRA.

8. Protected Disclosures and Other Protected Actions. Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state, or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action).

9. Tax Treatment. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent it reasonably and in good faith determines it is required to make such deductions, withholdings and tax reports. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit. The parties intend that payments under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2). The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10. Consideration Period and OWBPA. It is the Company’s desire and intent to make certain you fully understand the provisions and effects of this Agreement. To that end, the Company hereby advises you in writing to consult with legal counsel for the purpose of reviewing the terms of this Agreement, and you are being given the opportunity to do so. Because you are over 40 years of age, you are granted specific rights under the Older Workers Benefit Protection Act (“OWBPA”), which prohibits discrimination on the basis of age. Among other things, the release set forth in Section 7 is intended to release any rights you may have against the Company alleging discrimination on the basis of age under the Age Discrimination in Employment Act (“ADEA”), the OWBPA and state and local laws. You acknowledge and understand the release in Section 7 does not cover rights or claims under the ADEA that may arise after the date you sign this Agreement.

Consistent with the provisions of OWBPA, you have the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”). You and the Company agree that any changes to this Agreement, whether material or immaterial, do not restart or otherwise affect the Consideration Period. Furthermore, consistent with OWBPA and M.G.L. c. 149, s. 24L, you may revoke your assent to this Agreement if, within seven (7) business days after the date you sign this Agreement, you deliver a written notice of revocation to the Company. To be effective, such notice of revocation must be emailed within the seven (7)-business day period to the Vice President of Legal Affairs. On the eighth business day following your execution of this Agreement without your revocation, it will become final and binding on all parties (the “Effective Date”).

Also, consistent with the provisions of the OWBPA and other federal discrimination laws, nothing in the release in Section 7 shall be deemed to prohibit you from challenging the validity of this release under the federal age or other discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the EEOC, or from participating in any investigation or proceeding conducted by the EEOC. However, the release in Section 7 does prohibit you from seeking or receiving monetary damages or other individual-specific relief in connection with any such charge or complaint of age or other employment-related discrimination. Further, nothing in the release in Section 7 or this Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or the Company’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

By signing this Agreement, you acknowledge and agree: (i) but for providing the waiver and release in Section 7, you would not be receiving the Severance Benefits being provided to you under the terms of this Agreement; (ii) you understand the various claims you are entitled to assert under the laws set forth above; (iii) you have read this Agreement carefully and understand all its provisions; and (iv) the Company has advised you to consult with an attorney before signing this Agreement and to the extent you desired, you availed yourself of this right.

11. Other Provisions

(a) Attorneys’ Fees. The Company shall reimburse you for up to $5,000 in your reasonable attorneys’ fees actually incurred with respect to having legal counsel review this Agreement, subject to the Company’s expense reimbursement policies and procedures.

(b) Termination of Payments. In the event you fail to comply with any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to discontinue providing you with the Severance Benefits. Any such consequences of a breach by you will not affect the release or your continuing obligations under this Agreement or the Employment Agreement.

(c) Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company, except as set forth in this Agreement.

(d) Jurisdiction. You and the Company hereby agree the state and federal courts in the Commonwealth of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge venue in such courts is proper.

(e) Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(f) Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(g) Waiver; Amendment. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

(h) Entire Agreement. This Agreement, together with its exhibits, constitutes the entire agreement between you and the Company with respect to the subject matter hereof, and supersedes all prior agreements or understandings, both written and oral, between you and the Company with respect to the subject matter hereof, but does not in any way merge with or supersede the surviving provisions of the Original Confidentiality Agreement, the Employment Agreement, or the Equity Documents, which agreements and obligations shall supplement, and shall not limit or be limited by, this Agreement.

(i) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Electronic and pdf signatures shall be deemed to have the same legal effect as originals.

[Signature Page Follows]

Please indicate your agreement to the terms of this Agreement by signing and returning to the Vice President of Legal Affairs via PDF within the time period set forth above.

Very truly yours,

Gemini Therapeutics, Inc.

By:	/s/ Georges Gemayel	February 28, 2022
Name:	Georges Gemayel, Ph.D.	Date
Title:	Executive Chair

Enclosure (Employment Agreement; Original Confidentiality Agreement)

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge the Company has advised you to consult with counsel prior to entering into this Agreement, you have carefully read and fully understand all of the provisions of this Agreement, and you are knowingly and voluntarily entering into this Agreement.

/s/ Jason Meyenburg	February 28, 2022
Jason Meyenburg	Date

EXHIBIT A

CERTIFICATE UPDATING RELEASE OF CLAIMS

I, Jason Meyenburg, hereby acknowledge and certify that I entered into a Separation Agreement and Release with Gemini Therapeutics, Inc. (the “Company”), dated February 28, 2022 (the “Agreement”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Agreement. Pursuant to the Agreement, and provided that I have satisfied the Conditions, I am required to execute this certificate, which updates the release of claims set forth in Section 7 of the Agreement (this “Certificate”), in order to be eligible to receive or retain the Severance Benefits. I understand that I may not sign this Certificate until on or after the Advisory Termination Date and I must return it to the Company within seven (7) days after the Advisory Termination Date as set forth below.

I, therefore, agree as follows:

1.	A copy of this Certificate was attached to the Agreement as Exhibit A.

2.

In consideration of the benefits contained in the Agreement, including but not limited to the Severance Benefits set forth in Section 2 of the Agreement, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in Section 7 of the Agreement to any and all Claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in the Agreement.

3.

I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its representatives with the exception of those promises contained in this Certificate and the Agreement.

4.

To receive or retain the Severance Benefits, I must return a signed, unmodified original or PDF copy of this Certificate so that it is received by the Vice President of Legal Affairs within seven (7) days after the Advisory Termination Date.

5.	I may revoke this Certificate within seven (7) days after I sign it by delivering a notice of revocation to the Vice President of Legal Affairs.

6.

If I do not sign the Certificate or if I revoke the Certificate, I will not be entitled to, or will forfeit my right to retain, the Severance Benefits set forth in the Agreement. This Certificate shall become effective on the date that the Company receives an executed copy of the Certificate within the time frame set forth above.

7.	I agree that this Certificate is part of the Agreement.

Jason Meyenburg	Date

EXHIBIT B

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is effective as of February 28, 2022 (the “Effective Date”), by and between Gemini Therapeutics Sub, Inc., a Delaware corporation (the “Company”), and Jason Meyenburg (the “Advisor”).

The Company desires to retain the services of the Advisor and the Advisor desires to perform certain services for the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.	Services.

During the Term (as defined below) of this Agreement, the Advisor shall provide services to the Company in exchange for certain consideration, as described below.

1.1

Advisor’s Services. The Advisor agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company, including, but not limited to, the services specified on Exhibit A (the “Services”). The Advisor agrees to perform the Services on an as-needed basis, as requested by the Company, at such times and places as are mutually agreed upon by the Company and the Advisor. The Advisor shall use its best efforts, business judgment, and skill in rendering the Services.

1.2

Consideration. As full compensation for the Advisor’s Services provided under this Agreement, the Company shall pay the Advisor as set forth on Exhibit B. In addition, for the sake of clarity, the Advisor’s outstanding stock options and other stock-based awards subject to vesting shall continue to vest during the Term (as defined below) in accordance with the time limits and subject to the terms and conditions of the applicable equity award agreements and equity plan (collectively, the “Equity Documents”).

1.3

Conflicts. Advisor represents and warrants that there exist no actual or potential conflicts of interest concerning the Services to be performed under this Agreement, and that if any potential conflicts of interest arise during the Term, the Advisor shall advise the Company immediately. All Services and related documentation in connection with this Agreement shall be kept completely separate from the Advisor’s other consulting, employment or research activities (as applicable). Advisor will not use the funding, resources and facilities of any other third party, without the prior written consent of the Company, to perform Services hereunder.

1.4

Expenses. If the Advisor is requested to travel on behalf of the Company, all necessary, reasonable, and documented out-of-pocket expenditures incurred by the Advisor for travel shall be reimbursed by the Company. All such expenses shall be subject to pre-approval by the Company. The Company shall reimburse the Advisor’s properly incurred expenses within thirty (30) days of receipt of the invoice with supporting documentation.

1.5

Independent Contractor Status. In providing the Services, the Advisor is acting in the capacity of an independent contractor and not as an employee or agent of the Company. The Advisor has no authority to enter into contracts that bind the Company or to create obligations on the part of the Company. The Advisor shall not be entitled to participate in the Company’s employee benefits programs.

1.6

Taxes; Benefits. The Advisor shall have full responsibility for applicable taxes for all compensation paid to the Advisor under this Agreement. To the extent that Advisor engages any employees or agents, Advisor shall be solely responsible for compliance with all applicable labor and employment laws and regulations.

1.7	Legal Compliance. The Advisor shall comply with all laws, rules, and regulations applicable to its activities in performing the Services.

2.	Term and Termination.

2.1

Term. Unless terminated earlier as provided in this Agreement, or extended by the written agreement of both the Company and the Advisor, the term of this Agreement shall be for a period of three (3) months commencing on the Effective Date (the “Term”). In no event will the Term extend beyond December 31, 2022.

2.2

Termination. This Agreement may be terminated by either party thirty (30) days after written notice to the other of intent to terminate. Notwithstanding the foregoing, the Company may immediately terminate this Agreement at any time if the Advisor breaches or threatens to breach any provision of this Agreement. Upon any early termination, the Advisor shall be paid within thirty (30) days of such termination for any portion of the Services provided and for any expenses properly incurred pursuant to Section 1.4 prior to such early termination.

3.	Confidentiality.

3.1

Existing Obligations. The Advisor acknowledges and agrees that Advisor has existing obligations to the Company, as set forth in the Employment Agreement, by and between Advisor and the Company, dated January 21, 2021 (the “Employment Agreement”), any other confidentiality, assignment of inventions or other restrictive covenant agreement or obligation entered into by the Company and Advisor, and the Separation Agreement, by and between Advisor and Gemini Therapeutics, Inc, dated as of February 28, 2022 (the “Separation Agreement”, collectively with the terms and conditions set forth in the Separation Agreement, the surviving terms and conditions of the Employment Agreement and the obligations referred to herein, the “Existing Obligations”). The Advisor further acknowledges its relationship as an Advisor to the Company is one of high trust and confidence and in the course of performing the Services, Advisor will continue to have access to and contract with Proprietary Information (as defined in the Employment Agreement) of the Company. Accordingly, the Advisor acknowledges and agrees that the Existing Obligations shall apply to its engagement under and the Services provided pursuant to this Agreement.

3.2

Return of Property. Upon expiration or termination of this Agreement or at any other time upon request by the Company, the Advisor shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, drawings, plans, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the Company, and any other Company property in Advisor’s possession, including the Company-owned laptop.

3.3

Notice Pursuant to Defend Trade Secrets Act. Notwithstanding any provision of this Agreement prohibiting the disclosure of trade secrets or other Proprietary Information, Advisor may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3.4

Third Party Agreements. The Advisor acknowledges that the Company from time to time may have agreements with other persons or with U.S. federal, state, or local government bodies, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Advisor agrees to be bound by all such obligations and restrictions that are known to Advisor and to take all action necessary to discharge the obligations of the Company under such agreements.

3.5

Destruction of Proprietary Information. If the Company issues a written request to the Advisor to destroy all Proprietary Information in the Advisor’s possession, then within ten (10) days of such written request, the Advisor shall destroy all such Proprietary Information and shall certify in writing to the Company that such destruction has occurred.

4.	Inventions and Company Intellectual Property.

4.1

All inventions, discoveries, data, technology, designs, creations, deliverables, documents, information, formulations, products, ideas, trade secrets, know-how, materials, processes, research, innovations and improvements (whether or not patentable, whether or not copyrightable, and whether or not registrable as a trademark or service mark), including all intellectual property rights therein, which are made, conceived, reduced to practice, created, written, designed or developed by the Advisor, solely or jointly with others and whether during normal business hours or otherwise, that (i) are related to the Company, (ii) arising from or related to the performance of Services, or (iii) resulting or derived from Proprietary Information

(collectively under clauses (i) through (iii), “Inventions”), shall be the sole property of the Company and shall be considered “works made for hire” within the meaning of the United States Copyright Act. The Company shall be the exclusive owner of all worldwide right, title and interest in and to such Inventions, including, but not limited to, all proprietary and intellectual property rights therein. To the extent any Invention may for any reason not be deemed a work made for hire, or to the extent any right, title or interest in or to such Invention, or any part thereof, may not by operation of law vest in the Company, then the Advisor hereby irrevocably assigns all right, title and interest worldwide in and to all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, to the Company and appoints any officer of the Company as the Advisor’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. The Advisor hereby waives all claims to moral rights in any Invention.

4.2

The Advisor agrees that if, in the course of performing the Services, the Advisor incorporates or intends to incorporate into any Invention developed under this Agreement any preexisting invention, improvement, development, concept, discovery or other proprietary information owned by the Advisor or in which the Advisor has an interest (“Prior Inventions”), (i) the Advisor will inform the Company, in writing before incorporating such Prior Inventions into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. The Advisor will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

4.3

Upon the request of the Company and at the Company’s expense, the Advisor shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

4.4

The Advisor shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

5.	Other Obligations; Indemnification and Liabilities.

5.1

Other Obligations. The Advisor represents that the Advisor’s retention as a Advisor with the Company and the Advisor’s performance under this Agreement does not, and shall not, breach any agreement that obligates the Advisor to keep in confidence any trade secrets or confidential or proprietary information of the Advisor or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Advisor shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party. The Advisor represents and warrants that the Advisor will not incorporate into any deliverables provided to the Company any intellectual property that belongs to a third party, or otherwise use any intellectual property belonging to a third party in connection with providing the Services hereunder, in either case without the express, prior written approval of the Company.

6.	Miscellaneous.

6.1

Entire Agreement. This Agreement, along with any exhibits to this Agreement, constitutes the entire agreement between the Company and the Advisor, and supersedes all previous oral or written agreements, regarding the Services to be provided to the Company by the Advisor; provided, however, this Agreement does not in any way merge with or supersede the surviving provisions of the Employment Agreement, the Equity Documents, or the Separation Agreement.

6.2

Remedies. The Advisor acknowledges that any breach of the provisions of Section 3 or Section 4 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Advisor agrees, therefore, that, in addition to any other remedy it may have at law or in equity, the Company shall be entitled to enforce the specific performance of this Agreement by the Advisor and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting security therefor.

6.3

Amendment and Waiver. Any term of this Agreement may be amended or waived only by a writing that specifically references this Agreement and that is executed by both parties. The failure to enforce any provision of this Agreement by a party shall not constitute a waiver of any term hereof by that party.

6.4

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding its body of law controlling conflict of laws. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in Connecticut and the parties irrevocably consent to the personal jurisdiction and venue therein.

6.5

Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Advisor are personal and shall not be assigned by the Advisor without the prior written consent of the Company.

6.6

Use of Other Names. Except as required by law, before either party uses the name of the other party or refers to the existence or terms of this Agreement in any publication or other public disclosure, it shall obtain prior written permission from the other party.

6.7

Notices. Any notices required or permitted hereunder shall be in writing and given to the appropriate party at such address or addresses as either party shall designate to the other in accordance with this Section. A notice shall be deemed given upon personal delivery to the appropriate address, one business day after the date of transmission if sent by facsimile or electronic transmission (with confirmation of transmission), or one business day after the date of shipping if sent by an internationally recognized overnight courier. Any party may change its address for notification purposes, without amending this Agreement, upon advance written notice to the other party delivered in accordance with this paragraph.

6.8

Severability. If any provisions of this Agreement are held to be unenforceable under applicable law by a court of competent jurisdiction, the parties agree to renegotiate on a good faith basis the unenforceable provision. If the parties cannot reach a mutually agreeable and enforceable replacement for the unenforceable provision, then the unenforceable provision shall be severed and all remaining provisions shall continue in full force and effect.

6.9	Survival. Sections 1.6, 3, 4, 5, and 6 of this Agreement shall survive the expiration or termination of this Agreement.

6.10

Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

6.11

Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. This Agreement may be executed via facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year set forth above.

GEMINI THERAPEUTICS SUB, INC.		JASON MEYENBURG

By:	/s/ Georges Gemayel	/s/ Jason Meyenburg
Name:	Georges Gemayel
Title:	Executive Chair

Exhibit A

Services

The Advisor shall provide the following Services:

•	General consulting and advisory services in support of the Company’s business activities.

Exhibit B

Advisory Fees

As compensation for Services described in Exhibit A, the Company will pay the Advisor at the rate of $500 per hour. The Company and Advisor agree that Advisor shall perform Services only as requested by the Company and that the number of hours of Services to be performed by Advisor shall be mutually agreed upon by the parties prior to such Services being performed.

The Advisor shall maintain a detailed accounting of hours worked and the Advisor shall invoice the Company once per each thirty (30)-day period beginning with the effective date for services provided. Compensation for invoiced services shall be payable by the Company within thirty (30) days of receipt of said invoice and supporting documentation.